Exhibit 10.11
WRIGHT MEDICAL GROUP, INC.
Restricted Stock Unit Grant Agreement
(Non-US Grantees)

Award Granted to (“Grantee”):
Grant Date:
Number of Units (“Units”):
THIS RESTRICTED STOCK UNIT GRANT AGREEMENT (the “Agreement”) including any country‑specific appendix hereto, is made as of the Grant Date by and between Wright Medical Group, Inc., a Delaware corporation with its principal place of business at 5677 Airline Road, Arlington, Tennessee 38002 (the “Company”) and Grantee pursuant to the Wright Medical Group, Inc. 2009 Equity Incentive Plan, as amended from time to time (the “Plan”) and which is hereby incorporated by reference.
WHEREAS, Grantee is associated with the Company or its affiliate as an employee; and
WHEREAS, the Compensation Committee of the Company's Board of Directors (the “Committee”) has authorized that Grantee be granted Restricted Stock Units (“Units”) that upon vesting will be converted to shares of the Company's Common Stock (“Stock”) subject to the restrictions stated below;
NOW, THEREFORE, the parties agree as follows:

1.	Grant of Units. Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants Units to Grantee.

2.
Vesting Schedule. The Units shall vest as to one-fourth (1/4) of the Units on the first anniversary of the Grant Date, and as to an additional one-fourth (1/4) on each succeeding anniversary thereof. Provided, however, that Grantee's ability to vest in any Units is specifically conditioned upon Grantee's maintaining status as an Eligible Person (as defined in the Plan) as of each vesting date. Notwithstanding the foregoing conditional annual vesting schedule, the interest of Grantee in the Units shall vest as to:

2.1.
A percentage of the unvested Units upon a Life Event occurring. For purposes of this Agreement, a “Life Event” shall mean the Grantee's death, Disability (as defined in the Plan), or Qualified Retirement. For purposes of this Agreement, a “Qualified Retirement” shall occur upon the Grantee's voluntary resignation from the Company or any Related Entity (as defined in the Plan), provided that on the date of the Grantee's voluntary resignation, Grantee is sixty-five (65) years or older and the Grantee has been continuously employed by the Company or any Related Entity for five (5) or more years. With such percentage to be calculated as a number of Units equal to the product of: (a) the Units, and (b) the quotient of: (x) the number of days the Grantee remained an Eligible Person since the Grant Date, if the Life Event occurred less than one year after the Grant Date, or since the most recent anniversary of the Grant Date, if the Life Event occurred a year or more after the Grant Date; and (y) 1,460, rounded down to the nearest whole Unit; and

2.2.	100% of the then unvested Units upon a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean the first to occur on or after the Grant Date of any of the following:
(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more (on a fully diluted basis) of either (A) the then outstanding shares of Stock, taking into account as outstanding for this purpose

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such Stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such Stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (x) any acquisition by the Company or any “affiliate” of the Company, within the meaning of 17 U.S. C.F.R. § 230.405 (an “Affiliate”), (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (z) any acquisition by any corporation or business entity pursuant to a transaction which complies with clauses (A) and (B) of subsection (a) of this Section 2.2 (persons and entities described in clauses (x), (y), and (z) being referred to herein as “Permitted Holders”);
(b) The consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any Permitted Holder) beneficially owns, directly or indirectly, 50% or more (on a fully diluted basis) of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination, taking into account as outstanding for this purpose such common stock issuable upon the exercise of options or warrants, the conversion of convertible stock or debt, and the exercise of any similar right to acquire such common stock, or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the incumbent Board at the time of the execution of the initial agreement providing for such Business Combination;
(c) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company;
(d) The sale of at least 80% of the assets of the Company to an unrelated party, or completion of a transaction having a similar effect; or
(e) The individuals who on the date of this Agreement constitute the Company's Board of Directors thereafter cease to constitute at least a majority thereof; provided that any person becoming a member of the Board of Directors subsequent to the date of this Agreement and whose election or nomination was approved by a vote of at least two-thirds of the directors who then comprised the Board of Directors immediately prior to such vote shall be considered a member of the Board of Directors on the date of this Agreement.

2.3.	100% of the unvested Units upon Grantee's death.

3.	Conversion into Stock.

3.1.
Subject to Sections 3.6 and 4 below, shares of Stock will be issued and become free of restrictions as soon as practicable following vesting of the Units, provided that Grantee has satisfied all Tax-Related Items as defined in Section 5 of this Agreement and taken any additional action that

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the Company deems appropriate to enable it to accomplish the delivery of the shares of Stock. In no event shall the Company issue the shares of Stock later than March 15 of the calendar year which begins after the calendar year in which the vesting event occurs, unless Grantee fails to satisfy the foregoing conditions for delivery not fewer than seven (7) days before such date, in which event all such shares of Stock shall be forfeited.

3.2.
The shares of Stock will be issued (i) in the event of Grantee's death, in the name of Grantee's estate, (ii) a legally designated guardian or representative if Grantee is legally incompetent, or (iii) otherwise, to Grantee, and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on Grantee's behalf with a brokerage firm or other custodian, in each case determined by the Company in its discretion.

3.3.	Each Unit will be converted into one (1) share of Stock.

3.4.	In no event shall the Company be obligated to issue fractional shares.

3.5.	In no event shall the Company settle the conversion of Units with cash, nor shall any dividend equivalents or interest thereon be credited with respect to the Units.

3.6.	Not withstanding the foregoing,
(a) the Company shall not be obligated to deliver any shares of Stock during any period the Company determines that the conversion of a Unit or the delivery of shares hereunder would violate any laws of the United States or Grantee's country of residence or employment and/or may issue shares subject to any restrictive legends that, as determined by the Company's counsel, is necessary to comply with securities or other regulatory requirements, and
(b) the date on which the shares are issued may include a delay in order to provide the Company such time as it determines appropriate to address Tax-Related Items and other administrative matters.

3.7.
Grantee will have rights of a stockholder of Stock only after the shares of Stock have been issued to Grantee following vesting of his Units and satisfaction of all other conditions to the issuance of those shares as set forth in the Agreement. Units shall not entitle Grantee to any rights of a stockholder of Stock and there are no voting or dividend rights with respect to the Units. Units shall remain terminable pursuant to this Agreement at all times until they vest and convert to shares of Stock. Notwithstanding the foregoing, in the event of a stock dividend, stock split, or other change in the Stock, the number of shares of Stock that each unvested Unit is convertible into shall be proportionately increased or decreased, as the case may be.

4.	Restrictions.

4.1.
The Units granted hereunder may not be sold, pledged or otherwise transferred in any way whether by operation of law or otherwise, and may not be subject to execution, attachment or similar process. Any attempt to sell, pledge or otherwise transfer the Units other than as permitted above, shall be void and unenforceable.

4.2.	Units that have not yet vested at the time Grantee ceases to be an Eligible Person, shall be forfeited by Grantee.

4.3.	By accepting the Units, Grantee represents and agrees for himself and his transferees (whether by will or the laws of descent and distribution) that:
(a)For the period commencing on the Grant Date and ending on the first anniversary of the termination of Grantee loses status as an Eligible Person (such period is hereinafter referred to as the “Covenant Period”), with respect to any Country in which the Company is engaged in business during Grantee's employment with the Company, Grantee shall not participate or engage, directly or indirectly, for himself or on behalf of or in conjunction with any person, partnership, corporation or other entity, whether as an employee, agent, officer, director,

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stockholder, partner, joint venturer, investor or otherwise, in any business activities if such activity consists of any activity undertaken or expressly planned to be undertaken by the Company or any of its subsidiaries or by Grantee at any time during which Grantee maintained status as an Eligible Person.
(b)Except with the Company's prior written approval or as may otherwise be required by law or legal process, Grantee shall not disclose any material or information which is confidential to the Company or its subsidiaries and not in the public domain or generally known in the industry, whether tangible or intangible, made available, disclosed or otherwise known to Grantee as a result of Grantee's status as an Eligible Person.
(c)During the Covenant Period, Grantee shall not attempt to influence, persuade or induce, or assist any other person in so persuading or inducing, any employee of the Company or its subsidiaries to give up, or to not commence, employment or a business relationship with the Company.

4.4.
The Company shall have the right, but not the obligation, to purchase and acquire from Grantee any or all of the Stock (the “Repurchased Stock”) received pursuant to any vested Units if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement or Grantee's loss of status as an Eligible Person is a result of termination of employment for Cause (as defined in the Plan) or Grantee's loss of status as an Eligible Person could have resulted from termination of employment for Cause. The Company may exercise the right granted to it under this Section 4.4 by delivering written notice to Grantee stating that the Company is exercising the repurchase right granted to it under this Section 4.4. The delivery of such notice by the Company to Grantee shall constitute a binding commitment of the Company to purchase and acquire all of the Repurchased Stock. The total purchase price for the Repurchased Stock shall be delivered to the Grantee against delivery by Grantee of certificates evidencing the Repurchased Stock no later than 30 days after the delivery of the election notice by the Company. The price per share of the Repurchased Stock shall be the lesser of (1) the Fair Market Value (as defined in the Plan) of the Repurchased Stock on the date of the Company's delivery of its written notice to Grantee or (2) the Fair Market Value of the Repurchased Stock on the date that the Units related to the Repurchased Stock vested to the Grantee.

4.5.
The Company shall have the right, but not the obligation, to cancel any or all of the unvested Units if the Committee reasonably determines that Grantee has violated the covenants set forth in this Agreement. The Company may exercise the right granted to it under this Section 4.5 by delivering a written notice to Grantee stating that the Company is exercising the cancellation right granted to it under this Section 4.5.

4.6.
The parties intend the restrictions in Section 4.3, 4.4 or 4.5 to be completely severable and independent, and any invalidity or unenforceability of any one or more such restrictions shall not render invalid or unenforceable any one or more restrictions.

5.
Loss of Status as an Eligible Person. If prior to the Expiration Date Grantee ceases to be an Eligible Person, the Units shall expire on the earlier of the Expiration Date or the date that is 90 days after the date upon which Grantee ceased to be an Eligible Person. In such event, the Units shall remain exercisable by Grantee until expiration only to the extent the Units were exercisable at the time that Grantee ceased to be an Eligible Person.

6.
Responsibility for Taxes. Regardless of any action the Company or Grantee's employer (the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related items related to Grantee's participation in the Plan and legally applicable to Grantee or deemed by the Company or the Employer to be an appropriate charge to Grantee even if technically due by the Company or the Employer (“Tax-Related Items”), Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains Grantee's responsibility and may exceed the amount actually withheld by the Company or the Employer. Grantee further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Units, including, but not limited to, the grant, vesting or conversion of the Units, the issuance of shares of Stock upon conversion of the Units, the subsequent

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sale of shares of Stock issued or to be issued upon conversion of the Units and the receipt of any dividends; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Units to reduce or eliminate Grantee's liability for Tax-Related Items or achieve any particular tax result. Further, if Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
To the extent that the vesting of Units results in any taxable or tax withholding event, as applicable, Grantee agrees that the obligation shall be satisfied in the following manner: The Company shall retain and instruct a registered broker(s) to sell such number of Shares issued upon vesting of Units necessary to satisfy the Company's tax or withholding obligations, after deduction of the broker's commission, and the broker shall remit to the Company the cash necessary in order for the Company to satisfy its tax or withholding obligations. Grantee covenants to execute any such documents as are requested by the broker of the Company in order to effectuate the sale of the Shares and payment of the tax obligations to the Company. The Grantee represents to the Company that, as of the date hereof, he or she is not aware of any material nonpublic information about the Company or the Shares. The Grantee and the Company have structured this Agreement to constitute a "binding contract" relating to the sale of Shares pursuant to this Section, consistent with the affirmative defense to liability under Section 10(b) of the Exchange Act under Rule 10b5-1(c) promulgated under the Exchange Act.**     Grantee understands that the sale of Shares to satisfy the Company's withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company's stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Stock, for tax purposes, Grantee is deemed to have been issued the full number of shares of Stock subject to the exercised Units, notwithstanding that a number of the shares of Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Grantee's participation in the Plan.
Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of Grantee's participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Stock or the proceeds of the sale of shares of Stock, if Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.

7.	Nature of Grant. In accepting the grant, Grantee acknowledges that:
(a)the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;
(b)the grant of the Units is voluntary and occasional and does not create any contractual or other right to receive future grants of Units, or benefits in lieu of Units, even if Units have been granted repeatedly in the past;
(c)all decisions with respect to future grants of Units, if any, will be at the sole discretion of the Company;
(d)Grantee's participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate Grantee's employment relationship at any time;
(e)Grantee is voluntarily participating in the Plan;

_____________________
*     Grantee understands that the sale of Shares to satisfy the Company’s withholding obligations will be considered a sale for purposes of short-swing liability under Section 16(b) of the Exchange Act. Any profit realized in a purchase of shares of the Company’s stock within six months of the sale may be recovered by the Company or by a stockholder of the Company on behalf of the Company.

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(f)the Units and the shares of Stock subject to the Units are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which is outside the scope of Grantee's employment contract, if any;
(g)the Units and the shares of Stock subject to the Units are not intended to replace any pension rights or compensation;
(h)the Units and the shares of Stock subject to the Units are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company, the Employer or any subsidiary or affiliate of the Company;
(i)the grant of Units and Grantee's participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any subsidiary or affiliate of the Company;
(j)the future value of the underlying shares of Stock is unknown and cannot be predicted with certainty;
(k)in consideration of the grant of the Units, no claim or entitlement to compensation or damages shall arise from forfeiture of the Units resulting from termination of Grantee's employment with the Company or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) or a violation of the covenants and Grantee irrevocably releases the Company and the Employer from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim;
(l)in the event of termination of Grantee's employment (whether or not in breach of local labor laws), Grantee's right to vest in the Units under the Plan, if any, will terminate effective as of the date that Grantee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed for purposes of the Units; and
(m) the Units and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

8.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Grantee's participation in the Plan, or Grantee's acquisition or sale of the underlying shares of Stock. Grantee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Grantee's participation in the Plan before taking any action related to the Plan.

9.
Data Privacy. Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Grantee's personal data as described in this Agreement and any other Unit grant materials by and among, as applicable, the Employer, the Company and its subsidiaries and affiliates for the exclusive purpose of implementing, administering and managing Grantee's participation in the Plan.

Grantee understands that the Company and the Employer may hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Units or any other entitlement to shares of Stock awarded, canceled, exercised, vested, unvested or outstanding in Grantee's favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

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Grantee understands that Data may be transferred to a stock plan service provider as may be selected by the Company in the future, which would assist the Company with the implementation, administration and management of the Plan. Grantee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Grantee's country. Grantee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting Grantee's local human resources representative. Grantee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Grantee's participation in the Plan. Grantee understands that Data will be held only as long as is necessary to implement, administer and manage Grantee's participation in the Plan. Grantee understands that Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Grantee's local human resources representative. Grantee understands, however, that refusing or withdrawing his or her consent may affect Grantee's ability to participate in the Plan. For more information on the consequences of Grantee's refusal to consent or withdrawal of consent, Grantee understands that Grantee may contact his or her local human resources representative.

10.
Governing Law. The grant of Units and the provisions of this Agreement are governed by, and subject to, the laws of the State of Delaware, without regard to the conflict of law provisions, as provided in the Plan.

For purposes of litigating any dispute that arises under this grant or the Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Tennessee, agree that such litigation shall be conducted in the courts of Shelby County, Tennessee, or the federal courts for the United States for the Western District of Tennessee, where this grant is made and/or to be performed.

11.
Language. If Grantee has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

12.
Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

14.
Appendix. Notwithstanding any provisions in this Agreement, the grant of Units shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Grantee's country. Moreover, if Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

15.	Miscellaneous.

15.1
The Company reserves the right to impose other requirements on Grantee's participation in the Plan, on the Units and on any shares of Stock acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local law or facilitate the

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administration of the Plan, and to require Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

15.2.	Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon delivery to Grantee at the address of Grantee then on file with the Company.

15.3	This Agreement, subject to the provisions of the Appendix and Plan, constitutes the entire agreement of the parties with respect to the subject matter hereof.

AGREED AND ACCEPTED:

GRANTEE:	WRIGHT MEDICAL GROUP, INC.

_____________________	By: /s/: James A. Lightman
James A. Lightman
General Counsel and Secretary

APPENDIX
ADDITIONAL TERMS AND CONDITIONS OF
WRIGHT MEDICAL GROUP, INC.
RESTRICTED STOCK UNIT GRANT AGREEMENT
(NON U.S. GRANTEES)
Terms and Conditions
This Appendix includes additional terms and conditions that govern the Units granted to Grantee under the Plan if Grantee resides in one of the countries listed below. Certain capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.
Notifications
This Appendix also includes information regarding exchange controls and certain other issues of which Grantee should be aware with respect to Grantee's participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of September 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Grantee not rely on the information in this Appendix as the only source of information relating to the consequences of Grantee's participation in the Plan because the information may be out of date at the time that the Units vest or Grantee sells Stock acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to Grantee's particular situation and the Company is not in a position to assure Grantee of a particular result. Accordingly, Grantee is advised to seek appropriate professional advice as to how the relevant laws in Grantee's country may apply to Grantee's situation.
Finally, if Grantee is a citizen or resident of a country other than the one in which Grantee is currently working, the information contained herein may not be applicable to Grantee.
BELGIUM
There are no country specific provisions.
CANADA
Notifications
French Language Provision. The following provisions will apply if Grantee is a resident of Quebec:
The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.
Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.
Termination of Service. This provision replaces Section 5 of the Agreement:
In the event of the termination of Grantee's employment (whether or not in breach of local labor laws), Grantee's right to vest in Units under the Plan, if any, will terminate effective as of the date that is the earlier of (1) the date Grantee receives notice of termination of Service from the Company or the Employer, or (2) the date Grantee is no longer actively providing Service, regardless of any notice period or period of pay in lieu of such notice required under local law (including, but not limited to statutory law, regulatory law and/or common law); the Committee shall have the exclusive discretion to determine when Grantee is no longer actively employed for purposes of the Units.
Data Privacy. This provision supplements paragraph 9 of the Agreement:
Grantee hereby authorizes the Company and the Company's representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. Grantee further authorizes the Company, any Parent, Subsidiary or Affiliate and the administrator of the Plan to disclose and discuss the Plan with their advisors. Grantee further authorizes the Company and any Parent, Subsidiary or Affiliate to record such information and to keep such information in Grantee's employee file.
FRANCE
There are no country specific terms.
GERMANY
Notifications
Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank. If Grantee uses a German bank to transfer a cross-border payment in excess of €12,500 in connection with the sale of Stock acquired under the Plan, the bank will make the report for Grantee. In addition, Grantee must report any receivables, payables, or debts in foreign currency exceeding an amount of €5,000,000 on a monthly basis.
ITALY
Terms and Conditions
Data Privacy. This provision replaces in its entirety paragraph 9:
Grantee understands that the Employer and/or the Company may hold certain personal information about Grantee, including, but not limited to, Grantee's name, home address and telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of Stock held and the details of all Units or any other entitlement to Stock awarded, cancelled, exercised, vested, unvested or outstanding (the “Data”) for the purpose of implementing, administering and managing Grantee's participation in the Plan. Grantee is aware that providing the Company with Grantee's Data is necessary for the performance of this Agreement and that Grantee's refusal to provide such Data would make it impossible for the Company to perform its contractual obligations and may affect Grantee's ability to participate in the Plan.
The Controller of personal data processing is [INSERT NAME AND CONTACT DETAILS OF ITALIAN AFFILIATE]. Grantee understands that the Data may be transferred to the Company or any of its Parent, Subsidiary or Affiliates, or to any third parties assisting in the implementation, administration and management of the Plan, including any transfer required to a broker or other third party with whom Stock acquired pursuant to the vesting of the Units or cash from the sale of such Stock may be deposited. Furthermore, the recipients that may receive, possess, use, retain and transfer such Data for the above mentioned purposes may be located in Italy or elsewhere, including outside of the European Union and that the recipients' country (e.g., the United States) may have different data privacy laws and protections than Grantee's country. The processing activity, including the transfer of Grantee's personal data abroad, outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Grantee's consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Grantee understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003.

Grantee understands that Data will be held only as long as is required by law or as necessary to implement, administer and manage Grantee's participation in the Plan. Grantee understands that pursuant to art.7 of D.lgs 196/2003, Grantee has the right, including but not limited to, access, delete, update, request the rectification of Grantee's Data and cease, for legitimate reasons, the Data processing. Furthermore, Grantee is aware that Grantee's Data will not be used for direct marketing purposes. In addition, the Data provided can be reviewed and questions or complaints can be addressed by contacting a local representative available at the following address: [INSERT].
Plan Document Acknowledgment. In accepting the Units, Grantee acknowledges that Grantee has received a copy of the Plan and the Agreement and has reviewed the Plan and the Agreement, including this Appendix, in their entirety and fully understands and accepts all provisions of the Plan and the Agreement, including this Appendix. Grantee further acknowledges that Grantee has read and specifically and expressly approves the following paragraphs of the Agreements: Vesting Schedule, Conversion into Stock, Responsibility for Taxes, Nature of Grant and Data Privacy.
Notifications
Exchange Control Information. Grantee is required to report in Grantee's annual tax return: (a) any transfers of cash or Stock to or from Italy exceeding €10,000 or the equivalent amount in U.S. dollars; and (b) any foreign investments or investments (including proceeds from the sale of Units acquired under the Plan) held outside of Italy exceeding €10,000 or the equivalent amount in U.S. dollars, if the investment may give rise to income in Italy. Grantee is exempt from the formalities in (a) if the investments are made through an authorized broker resident in Italy, as the broker will comply with the reporting obligation on Grantee's behalf.
JAPAN
There are no country specific provisions.
NETHERLANDS
Notifications
Insider-Trading Notification. Grantee should be aware of the Dutch insider-trading rules, which may impact the sale of Stock issued to Grantee at vesting and settlement of the Units. In particular, Grantee may be prohibited from effectuating certain transactions involving Stock if Grantee has inside information about the Company. If Grantee is uncertain whether the insider-trading rules apply to Grantee, Grantee should consult Grantee's personal legal advisor.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement paragraph 6 of the Agreement:
Grantee agrees that if Grantee does not pay or the Employer or the Company does not withhold from Grantee the full amount of Tax-Related Items that Grantee owes due to the vesting of the Units, or the release or assignment of the Units for consideration, or the receipt of any other benefit in connection with the Units (the “Taxable Event”) within 90 days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by Grantee to the Employer, effective 90 days after the Taxable Event. Grantee agrees that the loan will bear interest at the HM Revenue and Custom's official rate and will be immediately due and repayable by Grantee, and the Company and/or the Employer may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to Grantee by the Employer, by withholding in Stock issued upon vesting and settlement of the Units or from the cash proceeds from the sale of Stock or by demanding cash or a cheque from Grantee. Grantee also authorizes the Company to delay the issuance of any Stock to Grantee unless and until the loan is repaid in full.
Notwithstanding the foregoing, if Grantee is an officer or executive director (as within the meaning of Section

13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply. In the event that Grantee is an officer or executive director and Tax-Related Items are not collected from or paid by Grantee within 90 days of the Taxable Event, the amount of any uncollected Tax-Related Items may constitute a benefit to Grantee on which additional income tax and national insurance contributions may be payable. Grantee acknowledges that the Company or the Employer may recover any such additional income tax and national insurance contributions at any time thereafter by any of the means referred to in paragraph 6 of the Agreement.